Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2021
Revenue Growth and New Program Wins;
Expecting Continued Growth in the Second Quarter
Spokane Valley, WA— October 27, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 26, 2020.

For the first quarter of fiscal year 2021, Key Tronic reported total revenue of $123.2 million, up 17% from $105.3 million in the same period of fiscal year 2020. The increase in revenue was due to the successful ramp of new customer programs and increased demand from existing customers. However, partially offsetting the increase in revenue during the first quarter of fiscal year 2021, the Company’s revenue was constrained by labor shortages at its facilities in Juarez due to the COVID-19 pandemic and associated public health measures.

During the first quarter of fiscal year 2021, the Company incurred additional costs caused by the COVID-19 crisis totaling approximately $1.4 million or $0.10 per share. These expenses are related to increased compensation at the Company’s Juarez facility in order to reduce turnover of available employees, as well as preventative measures and equipment for employees at all of its facilities in the US, Mexico, China and Vietnam.

The pandemic’s adverse impact on revenue and expenses also reduced the Company’s margins. For the first quarter of fiscal year 2021, gross margin was 8.1% and operating margin was 2.3%, compared to gross margin of 8.8% and an operating margin of 2.4%, in the same period of fiscal 2020. For the first quarter of fiscal year 2021, net income was $1.7 million or $0.16 per share, compared to $1.6 million or $0.14 per share for the same period of fiscal year 2020.

“We’re pleased with the successful launch of new programs, rebounding customer demand and our strong revenue growth in the first quarter of fiscal 2021,” said Craig Gates, President and Chief Executive Officer. “We are ramping recent program wins and, while some of our legacy customers continued to have reduced demand due to the pandemic and related economic slowdown, several have increased demand during the first quarter of fiscal 2021, including programs for healthcare, industrial controls, and telecommunications. During the first quarter of fiscal 2021, we won new programs involving audio and video editing systems, indoor air quality, utility meters, warehouse management, and automation technologies.”

“Moving into the second quarter of fiscal 2021, the COVID-19 crisis continues to present macroeconomic uncertainty and multiple business challenges, but we continue to see the favorable trend of contract manufacturing returning to North America. We remain focused on protecting the health of all of our employees by adhering to current health guidelines, as well as increasing retention of available employees. We expect continued strong revenue growth in the second quarter and continue to invest in new capacity to prepare for long-term growth.”

Business Outlook
For the second quarter of fiscal year 2021, Key Tronic expects to report revenue of approximately $125 million to $135 million, and earnings of approximately $0.15 to $0.25 per diluted share. These expected results assume an effective tax rate of 25% in the coming quarter. Key Tronic is working closely with its customers, key suppliers and employees to minimize the impact of the continued global pandemic. While the Company’s facilities in the US, Mexico, China and Vietnam are currently operating and rigorously following current health guidelines, uncertainty as to the possibility of future temporary closures, customer demand and costs, and future supply chain disruptions during the rapidly changing COVID-19 environment could significantly impact operations in coming periods. Due to the heightened risks associated with the above, we may issue updated guidance during the upcoming quarter.
Conference Call
Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 866-248-8441 or +1-323-289-6576 (Access Code: 6871537). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 6871537).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such word as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2021, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 26, 2020	September 28, 2019
Net sales	$123,207	$105,285
Cost of sales	113,192	96,012
Gross profit	10,015	9,273
Research, development and engineering expenses	2,245	1,660
Selling, general and administrative expenses	4,974	5,074
Total operating expenses	7,219	6,734
Operating income	2,796	2,539
Interest expense, net	681	710
Income before income taxes	2,115	1,829
Income tax provision	396	277
Net income	$1,719	$1,552
Net income per share — Basic	$0.16	$0.14
Weighted average shares outstanding — Basic	10,760	10,760
Net income per share — Diluted	$0.16	$0.14
Weighted average shares outstanding — Diluted	11,040	10,805

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 26, 2020	June 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,471	$553
Trade receivables, net of allowance for doubtful accounts of $609 and $609	91,563	86,123
Contract assets	24,458	23,753
Inventories, net	119,791	115,020
Other	18,782	17,315
Total current assets	256,065	242,764
Property, plant and equipment, net	33,316	31,764
Operating lease right-of-use assets, net	16,370	17,568
Other assets:
Deferred income tax asset	9,632	10,178
Other	2,429	2,587
Total other assets	12,061	12,765
Total assets	$317,812	$304,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,146	$80,204
Accrued compensation and vacation	7,641	10,428
Current portion of debt, net	906	7,508
Other	13,957	14,079
Total current liabilities	101,650	112,219
Long-term liabilities:
Term loans	4,021	3,258
Revolving loan	79,539	60,094
Operating lease liabilities	11,502	12,624
Deferred income tax liability	232	234
Other long-term obligations	1,386	875
Total long-term liabilities	96,680	77,085
Total liabilities	198,330	189,304
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	47,009	46,946
Retained earnings	71,830	70,111
Accumulated other comprehensive income (loss)	643	(1,500)
Total shareholders’ equity	119,482	115,557
Total liabilities and shareholders’ equity	$317,812	$304,861
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